Exhibit 99.1

BANKUNITED, INC. REPORTS 2016 RESULTS

Miami Lakes, Fla. — January 25, 2017 — BankUnited, Inc. (the “Company”) (NYSE: BKU) today announced financial results for the quarter and year ended December 31, 2016.

For the quarter ended December 31, 2016, the Company reported net income of $63.3 million, or $0.59 per diluted share, compared to $56.3 million, or $0.52 per diluted share, for the quarter ended December 31, 2015.

For the year ended December 31, 2016, the Company reported net income of $225.7 million, or $2.09 per diluted share. The Company reported net income of $251.7 million, or $2.35 per diluted share, for the year ended December 31, 2015. Excluding the impact of a discrete income tax benefit and related professional fees recognized in the third quarter of 2015, net income for the year ended December 31, 2015 was $203.1 million, or $1.90 per diluted share.

Rajinder Singh, President and Chief Executive Officer, said, “We closed out 2016 with one of the strongest earnings quarters in the Company’s history. As I step into my new role, I am proud of what we have built so far and am very optimistic about the future.”

Performance Highlights

•
Net interest income increased by $24.5 million to $227.5 million for the quarter ended December 31, 2016 from $203.0 million for the quarter ended December 31, 2015. Interest income increased by $35.6 million, primarily driven by increases in the average balances of loans and investment securities outstanding. Interest expense increased by $11.1 million due primarily to an increase in average interest bearing liabilities. For the year ended December 31, 2016, net interest income increased by $124.7 million to $870.4 million from $745.7 million for the year ended December 31, 2015.

•
The net interest margin, calculated on a tax-equivalent basis, was 3.67% for the quarter ended December 31, 2016 compared to 3.94% for the quarter ended December 31, 2015 and 3.69% for the immediately preceding quarter ended September 30, 2016. The net interest margin, calculated on a tax-equivalent basis, was 3.73% for the year ended December 31, 2016 compared to 3.94% for the year ended December 31, 2015. The origination of new loans at current market yields lower than those on loans acquired in the FSB Acquisition (as defined below) and the cost of the senior notes issued in November 2015 contributed to these declines in the net interest margin.

•
Total interest earning assets increased by $657 million during the fourth quarter of 2016. New loans and leases, including equipment under operating lease, grew by $432 million during the quarter. For the year ended December 31, 2016, new loans and leases increased by $3.0 billion.

•
Deposit growth exceeded growth in new loans for the quarter ended December 31, 2016. Total deposits increased by $655 million to $19.5 billion. For the year ended December 31, 2016, total deposits grew by $2.6 billion.

•
Earnings for the year ended December 31, 2015 benefited from a discrete income tax benefit of $49.3 million. Non-interest expense for the year ended December 31, 2015 included $1.3 million in professional fees related to this tax benefit.

•	Book value and tangible book value per common share grew to $23.22 and $22.47, respectively, at December 31, 2016.

Capital

The Company and its banking subsidiary continue to exceed all regulatory guidelines required to be considered well capitalized. The Company’s and BankUnited, N.A.'s regulatory capital ratios at December 31, 2016 were as follows:

	BankUnited, Inc.	BankUnited, N.A.
Tier 1 leverage	8.4%	9.3%

Common Equity Tier 1 ("CET1") risk-based capital	11.6%	12.9%

Tier 1 risk-based capital	11.6%	12.9%

Total risk-based capital	12.4%	13.7%

Loans and Leases

Loans, including premiums, discounts and deferred fees and costs, increased to $19.4 billion at December 31, 2016 from $16.6 billion at December 31, 2015. New loans grew to $18.7 billion while loans acquired in the FSB acquisition declined to $661 million at December 31, 2016.

For the quarter ended December 31, 2016, new commercial loans, including commercial real estate loans, commercial and industrial loans, and loans and leases originated by our commercial lending subsidiaries, grew $296 million to $15.2 billion. New residential loans grew by $118 million to $3.5 billion during the fourth quarter of 2016.

The New York franchise contributed $106 million to new loan growth for the quarter while the Florida franchise contributed $176 million. The Company's national platforms contributed $126 million of new loan growth. We refer to our commercial lending subsidiaries, our mortgage warehouse lending operations, the small business finance unit ("SBF") and our residential loan purchase program as national platforms. At December 31, 2016, the new loan portfolio included $6.5 billion, $6.4 billion and $5.9 billion attributable to the Florida franchise, the New York franchise and the national platforms, respectively.

A comparison of portfolio composition at the dates indicated follows:

	New Loans		Total Loans
	December 31, 2016	December 31, 2015	December 31, 2016	December 31, 2015
Single family residential and home equity	18.3%	18.4%	20.9%	22.3%
Multi-family	20.4%	21.9%	19.8%	20.9%
Commercial real estate	20.0%	18.4%	19.3%	17.5%
Commercial real estate - owner occupied	9.2%	8.5%	9.0%	8.2%
Construction and land	1.7%	2.2%	1.6%	2.1%
Commercial and industrial	18.1%	17.6%	17.5%	16.7%
Commercial lending subsidiaries	12.2%	12.8%	11.8%	12.1%
Consumer	0.1%	0.2%	0.1%	0.2%
	100.0%	100.0%	100.0%	100.0%

Equipment under operating lease, net, grew by $24 million during the fourth quarter of 2016.

Asset Quality and Allowance for Loan and Lease Losses

For the quarters ended December 31, 2016 and 2015, the Company recorded provisions for loan losses of $8.5 million and $9.9 million, respectively, including provisions related to new loans of $9.0 million and $8.3 million. For the years ended December 31, 2016 and 2015, the Company recorded provisions for loan losses of $50.9 million and $44.3 million, respectively, including provisions related to new loans of $52.6 million and $42.1 million. The provision related to taxi medallion loans totaled $2.2 million and $7.1 million for the quarters ended December 31, 2016 and 2015, respectively, and $11.9 million and $7.8 million for the years ended December 31, 2016 and 2015, respectively.

Factors contributing to the increase in the provision for loan losses for the year ended December 31, 2016 as compared to the year ended December 31, 2015 were (i) the increase in the provision related to taxi medallion loans, (ii) an increase in the provision related to impaired loans in other portfolio segments and (iii) an increase in the relative impact on the provision of changes in quantitative and qualitative loss factors, partially offset by the impact of lower loan growth for 2016.

Factors impacting the provision for loan losses for the quarter ended December 31, 2016 compared to the quarter ended December 31, 2015 were lower loan growth and a lower provision related to taxi medallion loans for the quarter ended December 31, 2016, offset by increases in the provision related to other impaired loans and in the relative impact of changes in loss factors.

Non-covered, non-performing loans totaled $131.1 million or 0.70% of total non-covered loans at December 31, 2016 compared to $59.2 million or 0.37% of total non-covered loans at December 31, 2015. Non-performing taxi medallion loans comprised $60.7 million or 0.32% of total non-covered loans at December 31, 2016 and $2.6 million or 0.02% of total non-covered loans at December 31, 2015. Non-covered, non-performing assets also included $8.4 million and $2.3 million of other real estate owned (“OREO”) and other repossessed assets at December 31, 2016 and December 31, 2015, respectively.

At December 31, 2016, total non-performing assets were $147.4 million, including $13.1 million of OREO and other repossessed assets, compared to $82.7 million, including $11.2 million of OREO and other repossessed assets, at December 31, 2015.

The ratios of the allowance for non-covered loan and lease losses to total non-covered loans and to non-performing, non-covered loans were 0.80% and 115.03%, respectively, at December 31, 2016, compared to 0.76% and 204.45% at December 31, 2015. The ratio of net charge-offs to average non-covered loans was 0.13% for the year ended December 31, 2016, compared to 0.09% for the year ended December 31, 2015.

The following tables summarize the activity in the allowance for loan and lease losses for the periods indicated (in thousands):

	Three Months Ended December 31, 2016				Three Months Ended December 31, 2015
	ACI Loans	Non-ACI Loans	New Loans	Total	ACI Loans	Non-ACI Loans	New Loans	Total
Balance at beginning of period	$—	$2,785	$151,691	$154,476	$—	$3,485	$114,800	$118,285
Provision (recovery)	—	(562)	9,024	8,462	—	1,584	8,340	9,924
Charge-offs	—	(130)	(10,146)	(10,276)	—	(222)	(2,533)	(2,755)
Recoveries	—	7	284	291	—	21	353	374
Balance at end of period	$—	$2,100	$150,853	$152,953	$—	$4,868	$120,960	$125,828

	Year Ended December 31, 2016				Year Ended December 31, 2015
	ACI Loans	Non-ACI Loans	New Loans	Total	ACI Loans	Non-ACI Loans	New Loans	Total
Balance at beginning of period	$—	$4,868	$120,960	$125,828	$—	$4,192	$91,350	$95,542
Provision (recovery)	—	(1,681)	52,592	50,911	—	2,251	42,060	44,311
Charge-offs	—	(1,216)	(25,894)	(27,110)	—	(1,680)	(13,719)	(15,399)
Recoveries	—	129	3,195	3,324	—	105	1,269	1,374
Balance at end of period	$—	$2,100	$150,853	$152,953	$—	$4,868	$120,960	$125,828

Charge-offs reflected in the tables above for the quarter and year ended December 31, 2016 include $6.9 million and $11.1 million, respectively, of taxi medallion loans. No taxi medallion loans were charged off in 2015.

Deposits

At December 31, 2016, deposits totaled $19.5 billion compared to $16.9 billion at December 31, 2015. The average cost of total deposits was 0.69% for the quarter ended December 31, 2016, compared to 0.67% for the immediately preceding quarter ended September 30, 2016 and 0.62% for the quarter ended December 31, 2015. The average cost of total deposits was 0.66% for the year ended December 31, 2016, compared to 0.61% for the year ended December 31, 2015.

Net interest income

Net interest income for the quarter ended December 31, 2016 increased to $227.5 million from $203.0 million for the quarter ended December 31, 2015. Net interest income was $870.4 million for the year ended December 31, 2016, compared to $745.7 million for the year ended December 31, 2015. Increases in interest income were partially offset by increases in interest expense. The increases in interest income were primarily attributable to an increase in the average balance of loans, partially offset by a decline in the related average yield. Increases in the average balance of investment securities and related average yields also contributed to increased interest income. Interest expense increased due primarily to an increase in average interest bearing liabilities and was also impacted by the cost of the senior debt issued in November 2015.

The Company’s net interest margin, calculated on a tax-equivalent basis, was 3.67% for the quarter ended December 31, 2016 compared to 3.94% for the quarter ended December 31, 2015 and 3.69% for the immediately preceding quarter ended September 30, 2016. Net interest margin, calculated on a tax-equivalent basis, was 3.73% for the year ended December 31, 2016, compared to 3.94% for the year ended December 31, 2015. Significant factors impacting this expected trend in net interest margin for the quarter and year ended December 31, 2016 included:

•
The tax-equivalent yield on loans declined to 5.01% and 5.11%, respectively, for the quarter and year ended December 31, 2016 from 5.34% and 5.40% for the quarter and year ended December 31, 2015, primarily because new loans, originated at yields lower than those on loans acquired in the FSB Acquisition, comprised a greater percentage of total loans.

•	The tax-equivalent yield on new loans was 3.54% for both the quarter and year ended December 31, 2016, compared to 3.51% and 3.50% for the quarter and year ended December 31, 2015.

•
The tax-equivalent yield on loans acquired in the FSB Acquisition increased to 44.24% and 39.98%, respectively, for the quarter and year ended December 31, 2016 from 35.76% and 30.29% for the quarter and year ended December 31, 2015.

•
The tax-equivalent yield on investment securities increased to 2.87% and 2.84%, respectively, for the quarter and year ended December 31, 2016 from 2.77% and 2.59% for the quarter and year ended December 31, 2015.

•
The average rate on interest bearing liabilities increased to 0.93% for both the quarter and year ended December 31, 2016 from 0.89% and 0.84% for the quarter and year ended December 31, 2015, reflecting the impact of the senior notes issued in the fourth quarter of 2015 and higher average rates on interest bearing deposits, partially offset by decreases in the average rate on FHLB advances.

The Company’s net interest margin continues to be impacted by reclassifications from non-accretable difference to accretable yield on ACI loans. Non-accretable difference at acquisition represented the difference between the total contractual payments due and the cash flows expected to be received on these loans. The accretable yield on ACI loans represented the amount by which undiscounted expected future cash flows exceeded the recorded investment in the loans. As the Company’s expected cash flows from ACI loans have increased since the FSB Acquisition, the Company has reclassified amounts from non-accretable difference to accretable yield.
Changes in accretable yield on ACI loans for the years ended December 31, 2016 and 2015 were as follows (in thousands):

Balance at December 31, 2014	$1,005,312
Reclassifications from non-accretable difference	192,291
Accretion	(295,038)
Balance at December 31, 2015	902,565
Reclassifications from non-accretable difference	76,751
Accretion	(303,931)
Balance at December 31, 2016	$675,385

Non-interest income

Non-interest income totaled $29.3 million and $106.4 million, respectively, for the quarter and year ended December 31, 2016 compared to $29.3 million and $102.2 million, respectively, for the quarter and year ended December 31, 2015. For the quarter ended December 31, 2016 compared to the quarter ended December 31, 2015, increases in income from lease financing were largely offset by decreases in income from the sale of covered loans, net of the impact of FDIC indemnification.

For the year ended December 31, 2016 compared to the year ended December 31, 2015, non-interest income increased by $4.2 million. Offsetting factors contributing to this increase included the loss on sale of covered loans, net of the impact of FDIC indemnification, a reduction in income from resolution of covered assets, net of the impact of FDIC indemnification, an increase in lease financing income, a $6.0 million increase in securities gains and a $4.9 million increase in gains on the sale of loans by SBF.

Income from lease financing increased by $2.3 million for the quarter ended December 31, 2016 and $9.1 million for the year ended December 31, 2016 from the comparable periods in 2015, generally reflecting growth in the operating lease portfolio.

The provision for (recovery of) loan losses for covered loans, net income from resolution of covered assets, gains or losses from the sale of covered loans and gains or losses related to covered OREO all relate to transactions in the covered assets. The line item Net loss on FDIC indemnification represents the mitigating impact of FDIC indemnification on gains and losses arising from these transactions in the covered assets. The impact on pre-tax earnings of these transactions, net of FDIC indemnification, for the quarter and year ended December 31, 2016 was $2.0 million and $4.5 million, respectively, compared to $3.2 million and $16.3 million, respectively, for the quarter and year ended December 31, 2015.

The most significant item contributing to the variance in the impact on pre-tax earnings of these transactions in covered assets for the quarter and year ended December 31, 2016 compared to the quarter and year ended December 31, 2015 was sales of covered loans. The following table summarizes the impact of the sale of covered loans for the periods indicated (in thousands):

	Three Months Ended December 31,		Years Ended December 31,
	2016	2015	2016	2015
Gain (loss) on sale of covered loans	$425	$8,219	$(14,470)	$34,929
Net gain (loss) on FDIC indemnification	(343)	(6,575)	11,615	(28,051)
Net impact on pre-tax earnings	$82	$1,644	$(2,855)	$6,878

The variance in results of covered loan sales related primarily to the characteristics of the loans sold and the dynamics of secondary market demand for these assets.

Income from resolution of covered assets, net of the impact of related FDIC indemnification, was $7.2 million for the year ended December 31, 2016 compared to $10.3 million for the year ended December 31, 2015. The decline was attributable to lower income from paid-in-full resolutions.

Non-interest expense

Non-interest expense totaled $156.2 million and $590.4 million, respectively, for the quarter and year ended December 31, 2016 compared to $136.8 million and $506.7 million, respectively, for the quarter and year ended December 31, 2015. The most significant component of the increases in non-interest expense was increased amortization of the FDIC indemnification asset.

Amortization of the FDIC indemnification asset was $43.4 million and $160.1 million, respectively, for the quarter and year ended December 31, 2016, compared to $32.5 million and $109.4 million, respectively, for the quarter and year ended December 31, 2015. The amortization rate increased to 31.05% and 25.14%, respectively, for the quarter and year ended December 31, 2016 from 16.66% and 12.68%, respectively, for the quarter and year ended December 31, 2015. As the expected cash flows from ACI loans have increased, expected cash flows from the FDIC indemnification asset have decreased, resulting in continued increases in the amortization rate.

Increases in depreciation of equipment under operating lease for the quarter and year ended December 31, 2016 reflected growth in the portfolio of equipment under operating lease and impairment of $4.1 million related to a group of tank cars impacted by new safety regulations.

Provision for income taxes

The effective income tax rate was 31.3% and 32.7%, respectively, for the quarter and year ended December 31, 2016, compared to 34.2% and 15.2%, respectively, for the quarter and year ended December 31, 2015. The effective income tax rates for the quarter and year ended December 31, 2016 differed from the statutory federal income tax rate of 35% due primarily to the effect of income not subject to tax and state income taxes. The effective income tax rate for the year ended December 31, 2015 reflected a discrete income tax benefit of $49.3 million. The tax benefit, predicated on guidance issued by the IRS in 2015, related to the Company's ability to claim additional tax basis in certain assets acquired in the FSB Acquisition. In addition, $5.9 million of reserves for uncertain tax liabilities were released in the year ended December 31, 2015, due to the lapse of the statute of limitations related thereto.

Non-GAAP Financial Measures

Tangible book value per common share is a non-GAAP financial measure. Management believes this measure is relevant to understanding the capital position and performance of the Company. Disclosure of this non-GAAP financial measure also provides a meaningful base for comparability to other financial institutions. The following table reconciles the non-GAAP financial measurement of tangible book value per common share to the comparable GAAP financial measurement of book value per common share at December 31, 2016 (in thousands except share and per share data):

Total stockholders’ equity	$2,418,429
Less: goodwill and other intangible assets	78,047
Tangible stockholders’ equity	$2,340,382

Common shares issued and outstanding	104,166,945

Book value per common share	$23.22

Tangible book value per common share	$22.47

Net income and earnings per diluted common share excluding the impact of a discrete income tax benefit and related professional fees are non-GAAP financial measures. Management believes disclosure of these measures enhances readers' ability to compare the Company's financial performance for the year ended December 31, 2015 to that of other periods presented. The following table reconciles these non-GAAP financial measurements to the comparable GAAP financial measurements of net income and earnings per diluted share for the year ended December 31, 2015 (in thousands, except share and per share data):

Year Ended December 31, 2015
Net income excluding the impact of a discrete income tax benefit and related professional fees:
Net income (GAAP)	$251,660
Less discrete income tax benefit	(49,323)
Add back related professional fees, net of tax of $524	801
Net income excluding the impact of a discrete income tax benefit and related professional fees (non-GAAP)	$203,138

Diluted earnings per common share, excluding the impact of a discrete income tax benefit and related professional fees:
Diluted earnings per common share (GAAP)	$2.35
Impact on diluted earnings per common share of discrete income tax benefit and related professional fees (non-GAAP)	(0.47)
Impact on diluted earnings per common share of discrete income tax benefit and related professional fees allocated to participating securities (non-GAAP)	0.02
Diluted earnings per common share, excluding the impact of a discrete income tax benefit and related professional fees (non-GAAP)(1)	$1.90

Impact on diluted earnings per common share of discrete income tax benefit and related professional fees:
Discrete income tax benefit and related professional fees, net of tax	$(48,522)
Weighted average shares for diluted earnings per share (GAAP)	102,972,150
Impact on diluted earnings per common share of discrete income tax benefit and related professional fees (non-GAAP)	$(0.47)

Impact on diluted earnings per common share of discrete income tax benefit and related professional fees allocated to participating securities:
Discrete income tax benefit and related professional fees, net of tax, allocated to participating securities	$1,881
Weighted average shares for diluted earnings per share (GAAP)	102,972,150
Impact on diluted earnings per common share of discrete income tax benefit and related professional fees allocated to participating securities (non-GAAP)	$0.02

Earnings Conference Call and Presentation

A conference call to discuss quarterly results will be held at 9:00 a.m. ET on Wednesday, January 25, 2017 with President and Chief Executive Officer, Rajinder P. Singh, and Chief Financial Officer, Leslie N. Lunak.

The earnings release will be available on the Investor Relations page under About Us on www.bankunited.com prior to the call. The call may be accessed via a live Internet webcast at www.bankunited.com or through a dial in telephone number at (855) 798-3052 (domestic) or (234) 386-2812 (international). The name of the call is BankUnited, Inc. and the confirmation number for the call is 52686175. A replay of the call will be available from 12:00 p.m. ET on January 25th through 11:59 p.m. ET on February 1st by calling (855) 859-2056 (domestic) or (404) 537-3406 (international). The pass code for the replay is 52686175. An archived webcast will also be available on the Investor Relations page of www.bankunited.com.

About BankUnited, Inc. and the FSB Acquisition
BankUnited, Inc., with total assets of $27.9 billion at December 31, 2016, is the bank holding company of BankUnited, N.A., a national bank headquartered in Miami Lakes, Florida with 94 banking centers in 15 Florida counties and 6 banking centers in the New York metropolitan area at December 31, 2016.
On May 21, 2009, BankUnited acquired substantially all of the assets and assumed all of the non-brokered deposits and substantially all other liabilities of BankUnited, FSB from the FDIC, in a transaction referred to as the FSB Acquisition. Concurrently with the FSB Acquisition, BankUnited entered into two loss sharing agreements, or the Loss Sharing Agreements, which covered certain legacy assets, including the entire legacy loan portfolio and OREO, and certain purchased investment securities. Assets covered by the Loss Sharing Agreements are referred to as “covered assets” (or, in certain cases, “covered loans”). The Loss Sharing Agreements do not apply to subsequently purchased or originated loans (“new loans”) or other assets. Effective May 22, 2014 and consistent with the terms of the Loss Sharing Agreements, loss share coverage was terminated for those commercial loans and OREO and certain investment securities that were previously covered under the Loss Sharing Agreements. Pursuant to the terms of the Loss Sharing Agreements, the covered assets are subject to a stated loss threshold whereby the FDIC will reimburse BankUnited for 80% of losses, including certain interest and expenses, up to the $4.0 billion stated threshold and 95% of losses in excess of the $4.0 billion stated threshold. The Company’s current estimate of cumulative losses on the covered assets is approximately $3.7 billion. The Company has received $2.7 billion from the FDIC in reimbursements under the Loss Sharing Agreements for claims filed for incurred losses as of December 31, 2016.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect the Company’s current views with respect to, among other things, future events and financial performance.

The Company generally identifies forward-looking statements by terminology such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “could,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of those words or other comparable words. Any forward-looking statements contained in this press release are based on the historical performance of the Company and its subsidiaries or on the Company’s current plans, estimates and expectations. The inclusion of this forward-looking information should not be regarded as a representation by the Company that the future plans, estimates or expectations contemplated by the Company will be achieved. Such forward-looking statements are subject to various risks and uncertainties and assumptions relating to the Company’s operations, financial results, financial condition, business prospects, growth strategy and liquidity. If one or more of these or other risks or uncertainties materialize, or if the Company’s underlying assumptions prove to be incorrect, the Company’s actual results may vary materially from those indicated in these statements. These factors should not be construed as exhaustive. The Company does not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise. A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements. Information on these factors can be found in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 available at the SEC’s website (www.sec.gov).

Contacts
BankUnited, Inc.
Investor Relations:
Leslie N. Lunak, 786-313-1698
llunak@bankunited.com
or
Media Relations:
Mary Harris, 305-817-8117
mharris@bankunited.com

Source: BankUnited, Inc.

BANKUNITED, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS - UNAUDITED
(In thousands, except share and per share data)

	December 31, 2016	December 31, 2015
ASSETS
Cash and due from banks:
Non-interest bearing	$40,260	$31,515
Interest bearing	35,413	43,619
Interest bearing deposits at Federal Reserve Bank	372,640	192,366
Cash and cash equivalents	448,313	267,500
Investment securities available for sale, at fair value	6,073,584	4,859,539
Investment securities held to maturity	10,000	10,000
Non-marketable equity securities	284,272	219,997
Loans held for sale	41,198	47,410
Loans (including covered loans of $614,042 and $809,540)	19,395,394	16,636,603
Allowance for loan and lease losses	(152,953)	(125,828)
Loans, net	19,242,441	16,510,775
FDIC indemnification asset	515,933	739,880
Bank owned life insurance	239,736	225,867
Equipment under operating lease, net	539,914	483,518
Deferred tax asset, net	62,940	105,577
Goodwill and other intangible assets	78,047	78,330
Other assets	343,773	335,074
Total assets	$27,880,151	$23,883,467

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Demand deposits:
Non-interest bearing	$2,960,591	$2,874,533
Interest bearing	1,523,064	1,167,537
Savings and money market	9,251,593	8,288,340
Time	5,755,642	4,608,091
Total deposits	19,490,890	16,938,501
Federal Home Loan Bank advances	5,239,348	4,008,464
Notes and other borrowings	402,809	402,545
Other liabilities	328,675	290,059
Total liabilities	25,461,722	21,639,569

Commitments and contingencies

Stockholders' equity:
Common stock, par value $0.01 per share, 400,000,000 shares authorized; 104,166,945 and 103,626,255 shares issued and outstanding	1,042	1,036
Paid-in capital	1,426,459	1,406,786
Retained earnings	949,681	813,894
Accumulated other comprehensive income	41,247	22,182
Total stockholders' equity	2,418,429	2,243,898
Total liabilities and stockholders' equity	$27,880,151	$23,883,467

BANKUNITED, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME - UNAUDITED
(In thousands, except per share data)

	Three Months Ended December 31,		Years Ended December 31,
	2016	2015	2016	2015
Interest income:
Loans	$233,715	$208,218	$896,154	$753,901
Investment securities	40,896	31,424	150,859	116,817
Other	3,354	2,760	12,204	10,098
Total interest income	277,965	242,402	1,059,217	880,816
Interest expense:
Deposits	33,346	25,333	119,773	91,151
Borrowings	17,120	14,074	69,059	44,013
Total interest expense	50,466	39,407	188,832	135,164
Net interest income before provision for loan losses	227,499	202,995	870,385	745,652
Provision for (recovery of) loan losses (including $(562), $1,584, $(1,681) and $2,251 for covered loans)	8,462	9,924	50,911	44,311
Net interest income after provision for loan losses	219,037	193,071	819,474	701,341
Non-interest income:
Income from resolution of covered assets, net	9,729	9,397	36,155	50,658
Net loss on FDIC indemnification	(8,349)	(12,918)	(17,759)	(65,942)
Service charges and fees	4,934	4,296	19,463	17,876
Gain (loss) on sale of loans, net (including gain (loss) related to covered loans of $425, $8,219, $(14,470) and $34,929)	2,954	10,943	(4,406)	40,633
Gain on investment securities available for sale, net	4,396	2,987	14,461	8,480
Lease financing	11,976	9,687	44,738	35,641
Other non-interest income	3,647	4,860	13,765	14,878
Total non-interest income	29,287	29,252	106,417	102,224
Non-interest expense:
Employee compensation and benefits	56,637	53,464	223,011	210,104
Occupancy and equipment	18,804	19,557	76,003	76,024
Amortization of FDIC indemnification asset	43,380	32,537	160,091	109,411
Deposit insurance expense	4,940	4,561	17,806	14,257
Professional fees	4,130	4,112	14,249	14,185
Telecommunications and data processing	3,543	3,346	14,343	13,613
Depreciation of equipment under operating lease	11,576	5,847	31,580	18,369
Other non-interest expense	13,213	13,387	53,364	50,709
Total non-interest expense	156,223	136,811	590,447	506,672
Income before income taxes	92,101	85,512	335,444	296,893
Provision for income taxes	28,807	29,249	109,703	45,233
Net income	$63,294	$56,263	$225,741	$251,660
Earnings per common share, basic	$0.59	$0.53	$2.11	$2.37
Earnings per common share, diluted	$0.59	$0.52	$2.09	$2.35
Cash dividends declared per common share	$0.21	$0.21	$0.84	$0.84

BANKUNITED, INC. AND SUBSIDIARIES
AVERAGE BALANCES AND YIELDS
(Dollars in thousands)

	Three Months Ended December 31,
	2016			2015
	Average Balance	Interest (1)	Yield / Rate (1) (2)	Average Balance	Interest (1)	Yield / Rate (1)(2)
Assets:
Interest earning assets:
New loans	$18,445,535	$163,695	3.54%	$14,969,441	$132,089	3.51%
Loans acquired in FSB acquisition	692,319	76,598	44.24%	902,798	80,781	35.76%
Total loans	19,137,854	240,293	5.01%	15,872,239	212,870	5.34%
Investment securities (3)	6,109,671	43,907	2.87%	4,792,805	33,136	2.77%
Other interest earning assets	573,299	3,354	2.33%	525,542	2,760	2.09%
Total interest earning assets	25,820,824	287,554	4.44%	21,190,586	248,766	4.68%
Allowance for loan and lease losses	(157,901)			(122,719)
Non-interest earning assets	1,853,168			2,031,537
Total assets	$27,516,091			$23,099,404
Liabilities and Stockholders' Equity:
Interest bearing liabilities:
Interest bearing demand deposits	$1,506,315	2,203	0.58%	$1,290,496	1,902	0.58%
Savings and money market deposits	8,832,144	14,488	0.65%	7,586,158	11,044	0.58%
Time deposits	5,771,695	16,655	1.15%	4,587,946	12,387	1.07%
Total interest bearing deposits	16,110,154	33,346	0.82%	13,464,600	25,333	0.75%
FHLB advances	5,107,913	11,800	0.92%	3,973,249	11,314	1.13%
Notes and other borrowings	403,151	5,320	5.25%	202,146	2,760	5.42%
Total interest bearing liabilities	21,621,218	50,466	0.93%	17,639,995	39,407	0.89%
Non-interest bearing demand deposits	3,037,676			2,833,792
Other non-interest bearing liabilities	446,738			380,630
Total liabilities	25,105,632			20,854,417
Stockholders' equity	2,410,459			2,244,987
Total liabilities and stockholders' equity	$27,516,091			$23,099,404
Net interest income		$237,088			$209,359
Interest rate spread			3.51%			3.79%
Net interest margin			3.67%			3.94%

(1)	On a tax-equivalent basis where applicable

(2)	Annualized

(3)	At fair value except for securities held to maturity

BANKUNITED, INC. AND SUBSIDIARIES
AVERAGE BALANCES AND YIELDS
(Dollars in thousands)

	Years Ended December 31,
	2016			2015
	Average Balance	Interest (1)	Yield/ Rate (1)	Average Balance	Interest (1)	Yield/ Rate (1)
Assets:
Interest earning assets:
New loans	$17,229,089	$609,573	3.54%	$13,260,683	$466,038	3.50%
Loans acquired in FSB acquisition	775,065	309,904	39.98%	1,002,934	303,751	30.29%
Total loans	18,004,154	919,477	5.11%	14,263,617	769,789	5.40%
Investment securities (2)	5,691,617	161,385	2.84%	4,672,032	121,221	2.59%
Other interest earning assets	541,816	12,204	2.25%	481,716	10,098	2.10%
Total interest earning assets	24,237,587	1,093,066	4.51%	19,417,365	901,108	4.64%
Allowance for loan and lease losses	(139,469)			(108,875)
Non-interest earning assets	1,923,298			1,985,421
Total assets	$26,021,416			$21,293,911
Liabilities and Stockholders' Equity:
Interest bearing liabilities:
Interest bearing demand deposits	$1,382,717	8,343	0.60%	$1,169,921	5,782	0.49%
Savings and money market deposits	8,361,652	51,774	0.62%	6,849,366	37,744	0.55%
Time deposits	5,326,630	59,656	1.12%	4,305,857	47,625	1.11%
Total interest bearing deposits	15,070,999	119,773	0.79%	12,325,144	91,151	0.74%
FHLB advances	4,801,406	47,773	0.99%	3,706,288	40,328	1.09%
Notes and other borrowings	403,197	21,287	5.28%	58,791	3,685	6.27%
Total interest bearing liabilities	20,275,602	188,833	0.93%	16,090,223	135,164	0.84%
Non-interest bearing demand deposits	2,968,192			2,732,654
Other non-interest bearing liabilities	435,645			305,519
Total liabilities	23,679,439			19,128,396
Stockholders' equity	2,341,977			2,165,515
Total liabilities and stockholders' equity	$26,021,416			$21,293,911
Net interest income		$904,233			$765,944
Interest rate spread			3.58%			3.80%
Net interest margin			3.73%			3.94%

(1)	On a tax-equivalent basis where applicable

(2)	At fair value except for securities held to maturity

BANKUNITED, INC. AND SUBSIDIARIES
EARNINGS PER COMMON SHARE
(In thousands except share and per share amounts)

	Three Months Ended December 31,		Years Ended December 31,
c	2016	2015	2016	2015
Basic earnings per common share:
Numerator:
Net income	$63,294	$56,263	$225,741	$251,660
Distributed and undistributed earnings allocated to participating securities	(2,459)	(2,163)	(8,760)	(9,742)
Income allocated to common stockholders for basic earnings per common share	$60,835	$54,100	$216,981	$241,918
Denominator:
Weighted average common shares outstanding	104,154,514	103,552,654	104,097,182	103,187,530
Less average unvested stock awards	(1,133,163)	(1,147,535)	(1,157,378)	(1,128,416)
Weighted average shares for basic earnings per common share	103,021,351	102,405,119	102,939,804	102,059,114
Basic earnings per common share	$0.59	$0.53	$2.11	$2.37
Diluted earnings per common share:
Numerator:
Income allocated to common stockholders for basic earnings per common share	$60,835	$54,100	$216,981	$241,918
Adjustment for earnings reallocated from participating securities	(7)	13	62	54
Income used in calculating diluted earnings per common share	$60,828	$54,113	$217,043	$241,972
Denominator:
Weighted average shares for basic earnings per common share	103,021,351	102,405,119	102,939,804	102,059,114
Dilutive effect of stock options	757,391	1,046,112	716,366	913,036
Weighted average shares for diluted earnings per common share	103,778,742	103,451,231	103,656,170	102,972,150
Diluted earnings per common share	$0.59	$0.52	$2.09	$2.35

BANKUNITED, INC. AND SUBSIDIARIES
SELECTED RATIOS

	Three Months Ended December 31,		Years Ended December 31,
	2016	2015	2016	2015
Financial ratios (5)
Return on average assets	0.92%	0.97%	0.87%	1.18%
Return on average stockholders’ equity	10.45%	9.94%	9.64%	11.62%
Net interest margin (4)	3.67%	3.94%	3.73%	3.94%

	December 31, 2016		December 31, 2015
	Non-Covered	Total	Non-Covered	Total
Asset quality ratios
Non-performing loans to total loans (1) (3)	0.70%	0.69%	0.37%	0.43%
Non-performing assets to total assets (2)	0.50%	0.53%	0.26%	0.35%
Allowance for loan and lease losses to total loans (3)	0.80%	0.79%	0.76%	0.76%
Allowance for loan and lease losses to non-performing loans (1)	115.03%	113.85%	204.45%	175.90%
Net charge-offs to average loans	0.13%	0.13%	0.09%	0.10%

(1)
We define non-performing loans to include non-accrual loans, and loans, other than ACI loans, that are past due 90 days or more and still accruing. Contractually delinquent ACI loans on which interest continues to be accreted are excluded from non-performing loans.

(2)	Non-performing assets include non-performing loans, OREO and other repossessed assets.

(3)	Total loans include premiums, discounts, and deferred fees and costs.

(4)	On a tax-equivalent basis.

(5)	Annualized for the three month periods.